Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES NAMES L. KEVIN KELLY

AS CHIEF EXECUTIVE OFFICER

Current Chairman and CEO Thomas J. Friel to Remain

as Non-Executive Chairman of the Board

CHICAGO (September 14, 2006)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced that its Board of Directors has named L. Kevin Kelly as Chief Executive Officer and appointed him as a director of the Company. Current Chairman and CEO Thomas J. Friel, who previously announced in June his intention to transition out of the CEO role, will become non-executive Chairman of the Board.

Kelly, 41, most recently served as President of the firm’s Europe, Middle East and Africa (EMEA) and Asia Pacific regions. From 2002 to 2005 he was Regional Managing Partner, Asia Pacific, and he previously led the firm’s Tokyo office during 2002. He joined Heidrick & Struggles as a partner in 1997.

“Kevin has a respected record of success as a search consultant and as a proven manager in markets around the world. His vision for Heidrick & Struggles is thoughtful, compelling and completely aligned with our profitable growth strategies,” said Richard I. Beattie, Presiding Director and Chair of Heidrick & Struggles’ Nominating and Board Governance Committee. “A CEO search is among a board’s most important responsibilities. We are unanimously pleased with this result, which follows the thorough examination of an extensive field of external and internal candidates.”

Added Friel: “Kevin is an inspirational leader who enjoys the support of his colleagues around the globe that will be needed to lead this firm to even greater heights. I have worked closely with Kevin for many years and look forward to working with him in his new role.”

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In his 14 years as an executive search professional, Kelly has received many industry awards and completed numerous top-level assignments while working in New York, London, and Tokyo. He earned an MBA from the Fuqua School of Business at Duke University and a bachelor’s degree from George Mason University.

“While I am gratified by the support of our Board, I am even more energized about the opportunity to work with the many great teams we have in place throughout the world, bringing all of our regions closer together and promoting the quality partnership that serves our clients well,” said Kelly. “Heidrick & Struggles is one of the great, distinguished brands in executive search, but that world will continue to evolve. Looking ahead, I am excited about the prospect of leading this company on our next profitable growth trajectory and for many years to come, building on our strong platform and focusing on world-class service and distinct differentiation through innovation.”

Conference Call

Executives of Heidrick & Struggles will host a conference call for investors to discuss this news release on September 14, 2006 at 10:00 am ET/ 9:00 am CT. Participants may access the call via webcast through the Internet at www.heidrick.com. For those unable to listen to the live call, a webcast replay will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, the company has focused on quality service and built strong leadership teams through its relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

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Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts for analysts &	Julie Creed, VP Investor Relations, Heidrick & Struggles
investors:	312-496-1774 or jcreed@heidrick.com

Contacts for media:	Eric Sodorff, Director, Communications, Heidrick & Struggles
312-496-1613 or esodorff@heidrick.com

Joe Poulos, VP, Edelman
312-240-2719 or joe.poulos@edelman.com